Exhibit 5.1

October 30, 2013

Montage Technology Group Limited

Room A1601, Technology Building

900 Yi Shan Road

Xuhui District

Shanghai 200233

People’s Republic of China

Dear Sirs,

Re: Montage Technology Group Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2013 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 3,771,093 ordinary shares, par value US$0.0125 per share (the “2006 Ordinary Shares”), issuable by the Company pursuant to the Montage Technology Group Limited 2006 Share Incentive Plan adopted on 9 June 2006 and 4,000,000 ordinary shares, par value US$0.0125 per share (the “2013 Ordinary Shares”, together with the 2006 Ordinary Shares are the “Ordinary Shares”), issuable by the Company pursuant to the Montage Technology Group Limited 2013 Performance Incentive Plan adopted on 13 August 2013 (such incentive plans, to be referred to as the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the amended and restated memorandum and articles of association of the Company adopted on 6 September 2013, resolutions in writing of the board of directors of the Company passed on 9 June 2006 and 2 September 2013 respectively, minutes of the meeting of the board of directors of the Company held on

13 August 2013, minutes of the extraordinary general meeting of the Company held on 13 June 2006, 13 August 2013 and 6 September 2013 respectively (together the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on September 16, 2013 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Ordinary Shares, the Company will have sufficient authorised but unissued Ordinary Shares, and (h) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issue of shares pursuant to any provision that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the Plans, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited